                                                                     EXHIBIT 4.2


               ORGANIZED UNDER THE LAWS OF THE STATE OF MARYLAND

NO. 1                                                           2,830,189 Shares

                           PRENTISS PROPERTIES TRUST
                               2,830,189 Shares
             Series A Cumulative Convertible Redeemable Preferred
                         Shares of Beneficial Interest

THIS CERTIFIES THAT Security Capital Preferred Growth Incorporated is the owner of Two Million Eight Hundred Thirty One Hundred Eighty-Nine Shares of the Capital Stock of SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED SHARES OF BENEFICIAL INTEREST OF PRENTISS PROPERTIES TRUST transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

                IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this 29th day of December, A.D. 1997

[CORPORATE SEAL
 APPEARS HERE]
Vice President and Treasurer                                           Secretary

                             SHARES Par Value EACH
                                     $.01


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     For Value Received, _______ hereby sell, assign and transfer unto
________________________________________________________________________________
_____________________________________________________________ Shares of the
Capital Stock represented by the within Certificate and do hereby constitute and appoint _____________________________________________________ Attorney to
transfer the said Stock on the books of the within named Corporation with full power of substitution in the premises.

     Dated ____________________________________________________________

           In presence of

     __________________________________________________________________

    NOTICE: THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.



                                  CERTIFICATE

                                      FOR

                                   2,830,189

                                    SHARES

                                    OF THE

                                 CAPITAL STOCK

                             ---------------------

                             (Series A Cumulative
                            Convertible Redeemable
                              Preferred Shares of
                             Beneficial Interest)
                                      of
                           PRENTISS PROPERTIES TRUST



                             ---------------------

                                   ISSUED TO
                          Security Capital Preferred
                             Growth, Incorporated

                                     DATE

                               December 29, 1997

     The Trust will furnish to any shareholder, on request and without charge, a full statement of the information required by Section 8-203(d) of the Corporations and Associations Articles of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of each class of beneficial interest which the Trust has authority to issue and, if the Trust is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Trustees to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Declaration of Trust of the Trust, a copy of which will be sent without charge to each shareholder who requests. Such request must be made to the Secretary of the Trust as its principal office.
     The Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as provided in the Amended and Restated Declaration of Trust of the Trust, no Person may (i) Beneficially or Constructively Own Common Shares in excess of 8.5% (or such other percentage as may be determined by the Board of Trustees) of the number of outstanding Common Shares, (ii) Beneficially or Constructively Own
Preferred Shares of any series of Preferred Shares in excess of 9.8% of the number of outstanding Preferred Shares of such series, (or such other percentage as may be determined by the Board of Trustees), (iii) Beneficially Own Equity Shares that would result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution),
(iv) Beneficially Own Equity Shares that would result in the Trust being "closely held" under Section 856(h) of the Code, or (v) Constructively Own Equity Shares that would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially or Constructively Own shares of Equity Shares in excess of the above limitations must immediately notify the Trust in writing. If any restrictions above are violated, the Equity Shares represented hereby will be transferred automatically to a Share Trust and shall be designated Shares in Trust to a trustee of a trust for the benefit of one or more charitable beneficiaries. In addition, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust's Amended and Restated Declaration of Trust, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. Such requests may be made to the secretary of the trust at its principal office or to the transfer agent.
     The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be transferred except pursuant to a registration or an opinion of counsel reasonably satisfactory to the Trust that such registration is not required.